News Release

For Immediate Release:	For More Information,
February 5, 2019	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Announces Cash Dividend Increase and

Share Repurchase Authorization

Southern Pines, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend on its common stock of $0.12 per share payable on April 25, 2019 to shareholders of record as of March 31, 2019. The $0.12 dividend rate represents a 20% increase over the previous dividend rate of $0.10.

Additionally, the Board of Directors has authorized a share repurchase program (the “Share Repurchase Program”), pursuant to which the Company may purchase shares of its common stock for an aggregate repurchase price not to exceed $25 million. The initial expiration of the Share Repurchase Program is set for December 31, 2019. The Share Repurchase Program does not obligate the Company to purchase any shares. The authorization for the Share Repurchase Program may be terminated by the Company’s Board of Directors at any time.

“We are pleased to report these shareholder-friendly initiatives,” stated Richard Moore, Chief Executive Officer of First Bancorp. “As a result of high levels of earnings, the Company’s capital position has increased significantly and provided us the opportunity to increase the dividend rate and to consider share repurchases if they are believed to be beneficial to shareholders.”

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $5.9 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 101 branches in North Carolina and South Carolina. First Bank also operates one loan production office in Raleigh, North Carolina. First Bank Insurance Services is a subsidiary of First Bank and provides insurance products and services to individuals and businesses throughout First Bank’s market area. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.